EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire and Impax Settle All Pending Litigation Concerning
ADDERALL XR®
Enter into Agreements for Generic ADDERALL XR and Promotion of
CARBATROL® in the United States

Basingstoke, UK and Philadelphia, PA – January 19, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has settled all pending litigation with Impax Laboratories, Inc. (“Impax”) in connection with Impax’s Abbreviated New Drug Application and its attempt to market generic versions of Shire’s ADDERALL XR® (mixed amphetamine salts) for the treatment of Attention Deficit Hyperactivity Disorder.

The litigation involves patent infringement lawsuits covering Shire’s U.S. patents Nos. 6,322,819 (“the ‘819 Patent”), 6,605,300 (“the ‘300 Patent”) and 6,913,768 (“ the ‘768 Patent”). As part of the settlement, Impax has confirmed that its proposed generic products infringe Shire’s ‘819, ‘300 and ‘768 Patents and that the three patents are valid and enforceable.

Impax will be permitted to market generic versions of ADDERALL XR in the United States no later than January 1, 2010 and will pay Shire a royalty from those sales. In certain situations, such as the launch of another generic version of ADDERALL XR, Impax may be permitted to enter the market as Shire’s authorized generic. No payments to Impax are involved in the settlement agreement.

Shire and Impax have also entered into an agreement to promote Shire’s CARBATROL® (carbamazepine) for the treatment of epilepsy in the United States. Shire will pay Impax to promote CARBATROL to neurologists using a specialty field sales force of 66 representatives. Promotion will continue for three years beginning on or about July 2006. Impax will have incentives under a gain share arrangement.

Matthew Emmens, Shire Chief Executive Officer stated: “We are very pleased to have resolved the lawsuits against Impax. The settlement terms are consistent with our beliefs that Shire’s patents are valid and enforceable. We look forward to working together with Impax to resume promotion and growth of CARBATROL.”

Shire confirms that discussions with Barr Laboratories, in connection with lawsuits pending against Barr in its attempts to market a generic ADDERALL XR, are continuing. The Court continued the final pretrial conference to March 10, 2006. No trial date has been set.

Registered in England 2883758 Registered Office as above

The agreements, which are effective immediately, will be submitted to the United States Federal Trade Commission for its review as required by law.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results. Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM (MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCETM (SPD476) (ulcerative colitis), ELAPRASETM (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc's Annual Report on Form 10-K for the year ended December 31, 2004.